                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [_]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

  [_]Preliminary Proxy Statement          [_]Confidential,for Use of the
  [_]Definitive Proxy Statement              Commission Only (as permitted
  [X]Definitive Additional Materials         by Rule 14a-6(e)(2))
  [_]Soliciting Material Pursuant to Section 240.14a-11 or Section 240.14a-12

                                ITT CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           HILTON HOTELS CORPORATION

                                HLT CORPORATION
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

  [X] No fee required.

  [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

      (2) Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

      (4) Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

      (5) Total fee paid:

          ----------------------------------------------------------------------

  [_] Fee paid previously with preliminary materials.

  [_] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

          ----------------------------------------------------------------------

      (2) Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

      (3) Filing Party:

          ----------------------------------------------------------------------

      (4) Date Filed:

          ----------------------------------------------------------------------

                       [HILTON HOTELS CORPORATION LOGO]

                                                               November 3, 1997

Dear ITT Shareholder:

  We are pleased to announce that today we significantly improved the terms of our offer to acquire ITT Corporation.

  EFFECTIVE IMMEDIATELY WE HAVE RAISED THE PRICE OF OUR CASH TENDER OFFER TO $80 PER SHARE AND SIMULTANEOUSLY INCREASED THE NUMBER OF SHARES WE ARE OFFERING TO PURCHASE TO 65 MILLION -- REPRESENTING 55% OF ITT'S CURRENT OUTSTANDING COMMON STOCK. Each share of the remaining 45% of ITT's outstanding stock will then be converted into two shares of Hilton Common Stock and two Contingent Value Preferred Shares in the proposed second-step merger. This package is designed to ensure that you receive at least $80 in value per ITT share converted in the second-step merger within one year.

  By voting your WHITE proxy, you will elect a new Board of Directors committed to creating the world's largest and strongest lodging and gaming company for the benefit of ITT's and Hilton's shareholders, customers and employees.

                    YOU NOW HAVE A REAL CHOICE -- VOTE FOR
                     A REAL DEAL THAT PROVIDES REAL VALUE!

    VOTE TODAY TO REPLACE RAND ARASKOG AND HIS BOARD BY SIGNING, DATING AND
                           MAILING YOUR WHITE PROXY!

  WE CONTINUE TO BELIEVE THAT A HILTON-ITT COMBINATION PROVIDES SUPERIOR SHORT TERM AND LONG TERM VALUE FOR ALL SHAREHOLDERS OF ITT CORPORATION. IN OUR VIEW, HILTON'S REVISED OFFER IS CLEARLY SUPERIOR TO THE STARWOOD-ITT PROPOSAL, WHOSE NOMINAL VALUE HINGES ON QUESTIONABLE TAX BREAKS AND OVERSTATED SYNERGY BENEFITS.

  We believe ITT shareholders want and have the right to demand from a new Board of Directors the best real offer for the future of their investment -- one that provides:

  . GREATER CERTAINTY AND REAL LONG TERM VALUE WITH PROTECTION FROM DOWNSIDE
    RISK IN A ROLLER COASTER STOCK MARKET.

  . A prompt completion date WITHOUT SIGNIFICANT REGULATORY DELAY.

  . THREE TIMES THE CASH UP FRONT -- payable to all shareholders in an $80 per share cash tender offer that is expected to close within 10 days after a new Board of Directors is elected.

  . Common Stock in a company with a strong management team that has A PROVEN
    SUCCESSFUL TRACK RECORD in both the lodging and gaming industries.

  . Real cost savings and synergies CONSERVATIVELY ESTIMATED TO BE WORTH $115
    MILLION ANNUALLY, with upside potential from an experienced management team. This same team successfully exceeded projections for cost savings and synergies in integrating the Bally and Hilton gaming operations in less than a year.

  . A once in a lifetime opportunity to assemble in a single transaction gaming properties that are UNIQUELY SITUATED IN BOTH ATLANTIC CITY AND LAS VEGAS -- far and away the nation's two largest and most vibrant gaming markets.

  . A Hilton Board and management dedicated to building shareholder value -- whose management compensation is linked to Hilton's stock performance -- AND WHO SHARE A COMMITMENT TO THE FUTURE THROUGH THEIR INVESTMENT IN 28% OF HILTON'S OUTSTANDING SHARES.

  . Upside potential and downside protection in the form of Contingent Value
    Preferred Shares and a sound stock valuation based on real earnings, solid cash flow and excellent growth prospects -- COMPARED TO STARWOOD'S THINLY TRADED, HIGHLY VOLATILE STOCK WITH RISKS OF MARKET DECLINE AND NO DOWNSIDE PROTECTION.

  . A SOUND TRANSACTION STRUCTURE, UNLIKE STARWOOD'S QUESTIONABLE TAX
    AVOIDANCE STRUCTURE WHICH IS BOTH OVERSTATED IN VALUE AND LIKELY TO COME UNDER INTENSE SCRUTINY FROM THE IRS AND CONGRESS.

           DON'T GET BURNED BY STARWOOD'S HIGHLY SPECULATIVE OFFER.
                         VOTE YOUR WHITE PROXY TODAY!

  The Hilton offer is superior -- we offer more cash for more of your shares and we provide substantial upside potential and downside protection. The Contingent Value Preferred Shares that you will receive are designed to ensure at least $80 in value within one year for each share of ITT stock you exchange in the Hilton merger.

  WE BELIEVE WE OFFER THE BEST MANAGEMENT TEAM IN THE GAMING AND LODGING BUSINESSES. WE OFFER THE REAL ABILITY TO DELIVER SIGNIFICANT COST SAVINGS AND SYNERGIES THAT WILL ENHANCE THE VALUE OF YOUR INVESTMENT IN A POWERFUL GROWTH COMPANY.

  Remember -- upon the election of Hilton's nominees, under the revised terms of Hilton's proposal, you will benefit from:

  . Hilton's tender offer of $80 in cash for 55% of ITT's outstanding shares
    (scheduled to close within ten days after the Hilton nominees are elected).

  . A second step merger giving you two shares of Hilton common stock for each share of ITT common stock (scheduled to close within 90 days after the Hilton nominees are elected).

  . Contingent Value Preferred Shares that will pay you up to $24 per ITT share exchanged if the trading value of the two shares of Hilton common stock you receive for each ITT share in the merger does not reach at least $80 within one year after the merger. We plan to list this additional freely tradeable security on a national securities exchange.

  If you elect our nominees at the November 12, 1997 Annual Meeting, the new board will remove the incumbent board's poison pill impediment and take all other necessary steps to accept and consummate Hilton's revised offer, subject to its fiduciary duty to accept any superior offer that may be made after the election. The tender offer is anticipated to close within 10 days thereafter. The second-step merger will be scheduled to close within 90 days of the election.

                       DON'T FORGET THE FOLLOWING FACTS!

  The fact is that Rand Araskog and his board were nearly able to hide behind the poison pill when they tried to cram down their inferior "comprehensive plan" on shareholders. That plan was enjoined by the Nevada federal court, which found that the ITT board's primary purpose in adopting the "comprehensive plan" was to entrench itself in office.

  The fact is that now, unless Rand Araskog and his fellow incumbent directors are replaced, they will continue to use their poison pill as a roadblock to prevent shareholders from choosing the superior benefits provided by Hilton's acquisition offer.

                            DON'T LET ITT FOOL YOU:

  Do you really believe Starwood will obtain the numerous regulatory approvals and licenses necessary to close their transaction before the second quarter of 1998? Do you really believe the Starwood deal will happen if you reelect Rand Araskog and his board, or will it be dropped -- just like the "comprehensive plan" and the announced "deals" for the Desert Inn, Planet Hollywood and others?

                DON'T GAMBLE WITH THE VALUE OF YOUR INVESTMENT!

  REJECT ITT'S ATTEMPT TO DENY YOU THE RIGHT TO CHOOSE HILTON'S SUPERIOR ACQUISITION OFFER. VOTE YOUR WHITE PROXY TO ELECT NOMINEES COMMITTED TO BRINGING YOU THE BENEFITS OF A HILTON-ITT MERGER.

  We urge you to act promptly. The Annual Meeting is scheduled for next Wednesday, November 12, at 11:30 A.M.

  REMEMBER -- Tuesday the 11th of November is a U.S. post office holiday with no regularly scheduled mail deliveries. IF YOU WANT TO BE SURE YOUR PROXY IS RECEIVED IN TIME ACT TODAY BY EXPRESS MAIL, FEDEX, OR UPS NEXT DAY MAIL.

  You won the right to vote for the Hilton nominees and therefore also won the right to choose between the value driven Hilton-ITT combination or the speculative Starwood proposal. DO NOT MISS THIS RARE OPPORTUNITY TO TAKE MATTERS OF SUCH IMPORTANCE INTO YOUR OWN HANDS.

  Now, after six months of delay, the opportunity to vote for the Hilton nominees is finally here. Don't waste your vote.

              PLEASE SIGN, DATE AND MAIL YOUR WHITE PROXY TODAY!

                DO NOT SIGN OR RETURN ANY BLUE ITT PROXY CARDS.

                        DO NOT DELAY -- TIME IS SHORT!

  If you have any questions or need assistance to be sure your vote is received in time please call MacKenzie Partners at (800) 322-2885 Toll-Free or at (212) 929-5500 collect.

  We appreciate your support and careful consideration of all the information you have received over the past nine months.

                                          Sincerely,

                                          /s/ Stephen F. Bollenbach

                                          Stephen F. Bollenbach
                                          President and Chief Executive
                                          Officer

                                    SECOND
                                  SUPPLEMENT
                                      TO
                                PROXY STATEMENT
                                      OF

                       [HILTON HOTELS CORPORATION LOGO]

                              HOTELS CORPORATION

                                      AND

                                HLT CORPORATION

                               ----------------

                      1997 ANNUAL MEETING OF STOCKHOLDERS
                                      OF
                                ITT CORPORATION
                                  TO BE HELD
                         WEDNESDAY, NOVEMBER 12, 1997


--------------------------------------------------------------------------------

      HILTON HOTELS CORPORATION AND HLT CORPORATION BELIEVE THAT
    HILTON'S $80 OFFER AND THE PROPOSED HILTON MERGER ARE IN THE BEST INTERESTS OF ITT'S STOCKHOLDERS AND URGE YOU TO VOTE FOR THE
    HILTON NOMINEES AND THE OTHER PROPOSALS DESCRIBED BELOW.

      WE URGE YOU TO ACT PROMPTLY. THE ANNUAL MEETING IS SCHEDULED FOR NEXT WEDNESDAY, NOVEMBER 12, AT 11:30 A.M. REMEMBER -- TUESDAY, NOVEMBER 11, IS A U.S. POST OFFICE HOLIDAY WITH NO REGULARLY SCHEDULED MAIL DELIVERIES. IF YOU WANT TO BE SURE YOUR PROXY IS RECEIVED IN TIME, ACT TODAY BY EXPRESS MAIL, FEDEX, OR UPS NEXT DAY MAIL.

          PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD

--------------------------------------------------------------------------------

  This Supplement (the "Second Supplement") is being furnished to stockholders of ITT Corporation (the "Company") by Hilton Hotels Corporation, a Delaware corporation ("Hilton"), and HLT Corporation, a Delaware corporation and wholly owned subsidiary of Hilton ("HLT"), in connection with the solicitation of proxies from the Company's stockholders to be used at the 1997 Annual Meeting of Stockholders of the Company, including any adjournments or postponements thereof and any special meeting called in lieu thereof (the "Annual Meeting"), to take the following actions: (i) to elect 11 persons nominated by Hilton and HLT (the "Hilton Nominees") to the Board of Directors of the Company (the "Board"), who will take all actions as may be necessary to facilitate the Offer (as defined below) and the Proposed Hilton Merger (as defined below), subject to their fiduciary duty to accept any superior offer for the Company that may be made after their election; (ii) to approve a non-binding stockholder resolution urging the Board to arrange for the sale of the Company to Hilton, HLT or any bidder offering a higher price for the Company (the "Sale Resolution"); and (iii) to approve a stockholder resolution to repeal each and every provision of the Amended and Restated By-laws of the Company (the "Bylaws") adopted on or after July 23, 1996 and prior to the adoption of such resolution (the "Bylaws Resolution," and together with the Sale Resolution, the "Proposals"). According to the Company, the Annual Meeting is scheduled to take place on November 12, 1997, and the Record Date for determining stockholders entitled to notice of and to vote at the Annual Meeting has been fixed as the close of business on October 1, 1997.

  This Second Supplement and the enclosed WHITE proxy card are first being furnished to the Company's stockholders on or about November 3, 1997. This Second Supplement supplements and amends the original

Proxy Statement dated March 21, 1997 (the "Proxy Statement") and the Supplement to the Proxy Statement dated October 6, 1997 (the "First Supplement") with information and a summary of developments since the First Supplement was mailed to the Company's stockholders on October 6, 1997, and should be read in conjunction with the Proxy Statement and First Supplement. Unless defined in this Second Supplement, capitalized terms used in this Second Supplement shall have their respective meanings as set forth in the Proxy Statement and First Supplement.

THE AMENDED OFFER AND THE PROPOSED STARWOOD TRANSACTION

  On October 19, 1997, the Board approved a merger agreement (the "Starwood Merger Agreement") with Starwood Lodging Corporation and Starwood Lodging Trust ("Starwood"), under which Starwood would acquire the Company in exchange for $15 in cash and between 1.094 and 1.258 paired shares of Starwood for each Share. The Board approved the Starwood Merger Agreement without ever having talked to Hilton, despite repeated requests by Hilton to meet to discuss Hilton's proposal to acquire the Company. In Hilton's view, the proposed acquisition of the Company by Starwood involves numerous risks. These include risks as to the inherent value of Starwood and the volatility of the Starwood paired shares, risks as to the level of purported tax benefits afforded by the Starwood paired share structure and the possibility that any tax benefits will be rescinded by the Internal Revenue Service or Congress, risks as to the timing of the closing of the proposed Starwood acquisition and whether the acquisition will in fact be completed, risks of failure to successfully integrate the massive amount of assets proposed to be acquired by Starwood (including the proposed Westin Hotels & Resorts and ITT acquisitions), risks associated with the lack of operating history and management experience of Starwood management, risks as to the future of the Company's gaming and other operations, and risks associated with Starwood's inability to maintain its growth strategy over an asset base several times the size of its current asset base. For these reasons, Hilton believes that the actual value of the proposed Starwood acquisition to the Company's shareholders is far less than the nominal value placed on the transaction by Starwood and the incumbent Board. The average closing price per Share for the week prior to the announcement of Hilton's amended $80 offer was only $73.29.

  On November 3, 1997, Hilton amended its proposal to acquire the Company. Pursuant to this amended proposal, Hilton is offering $80 per Share in cash for 65,000,000 Shares, constituting about 55% of the outstanding Shares. This offer is made net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related letter of transmittal (the "Letter of Transmittal") (which, as amended from time to time, together constitute the "Offer"), and, unless and until validly redeemed by the Board, includes the Series A Participating Cumulative Preferred Stock Purchase Rights (the "Rights") associated with the Shares and issued pursuant to the Rights Agreement, dated as of November 1, 1995, between the Company and The Bank of New York, as Rights Agent (as previously amended, the "Rights Agreement"). The purpose of the Offer is for Hilton to acquire control of, and ultimately the entire equity interest in, the Company. The Offer is currently scheduled to expire at 12:00 Midnight, New York City time, on Monday, November 17, 1997, unless extended (as such date may be extended, the "Expiration Date").

  Under the terms of Hilton's amended proposal, following consummation of the Offer, the Company would complete a second-step merger with Hilton or HLT or another subsidiary of Hilton (the "Proposed Hilton Merger"), in which each remaining Share (other than Shares held in the treasury of the Company or owned by Hilton, HLT or any direct or indirect wholly owned subsidiary of Hilton) would be converted into two shares of Hilton Common Stock. In addition, with each share of Hilton Common Stock issued in the Proposed Hilton Merger, shareholders of the Company would receive one share of Contingent Value Preferred Stock (the "CVP Shares"). The CVP Shares would provide that, if the stock price of the Hilton Common Stock does not reach $40 per share within one year following the date when the Proposed Hilton Merger shall become effective (the "Effective Time"), the holder will receive an additional payment for each CVP Share, in cash or additional shares of Hilton Common Stock, equal to the difference between $40 and the per share price of the Hilton Common Stock one year following the Effective Time, up to a maximum of $12. Of course, if the Hilton Common Stock is already trading at or above $40 per share at the Effective Time, no CVP Shares will be issued in the Proposed Hilton Merger.

  Thus, under Hilton's proposal, shareholders of the Company will receive $80 per Share in cash for 65,000,000 Shares, and will exchange their remaining Shares for an interest in the combined company that is certain to be worth $80 for each Share within one year (so long as the price of one share of Hilton Common Stock remains above $28). Hilton believes that its amended proposal offers a clearly superior deal for the Company's shareholders, offering greater value, more speed, more certainty, and less risk than the proposed Starwood transaction.

REGULATORY AND LITIGATION DEVELOPMENTS

  Nevada Gaming Regulation. The Chairman of the Nevada Board has stated that the Nevada Board will hold a special meeting on November 13, 1997 to consider the application of Hilton and HLT to acquire control of the Company. Hilton has requested that the Nevada Commission schedule a special meeting on November 13 or 14, 1997 to consider the application of Hilton and HLT to acquire control of the Company.

  New Jersey Gaming Regulation. At a hearing on October 22, 1997, the New Jersey Casino Control Commission (the "CCC") unanimously qualified three of the Hilton Nominees, Messrs. Aronoff, Kingsley, and Brunet, to serve as members of the Board in the event they are elected at the Annual Meeting. In addition, at that hearing, the Chairman of the CCC stated that action would be taken with respect to qualification (either on a plenary or temporary basis) of the other eight Hilton Nominees at the CCC's next hearing on November 5, 1997. At the October 22, 1997 hearing, the CCC also directed Hilton to file for interim casino authorization immediately following completion of the Offer.

  FCC Regulation. On October 15, 1997, the FCC issued an order approving the insubstantial transfer of control of the Company that would result upon the election of the Hilton Nominees to the Board at the Company's 1997 Annual Meeting.

  Litigation. On August 25, 1997, Hilton and HLT filed a motion in the U.S. District Court for the District of Nevada seeking (i) to preliminarily and permanently enjoin the Company and its directors from proceeding with their proposed plan to break the Company up by spinning off the Company's hotel and gaming businesses and the Company's educational services business (the "Comprehensive Plan"), (ii) declaratory relief that by adopting the Comprehensive Plan, the Company's directors breached their fiduciary duties to the Company and its stockholders, (iii) declaratory relief that the Company may not implement its Comprehensive Plan without obtaining a stockholder vote, and (iv) to require the Company to conduct its Annual Meeting no later than November 14, 1997. On September 29, 1997, the Nevada Court found that the Company's Comprehensive Plan "had as its primary purpose the entrenchment of the current ITT board," and that the implementation of the Comprehensive Plan was designed to "impermissibly impede the exercise of the shareholder franchise." The Nevada Court enjoined the Company from implementing the Comprehensive Plan, and further ordered that the Company hold its Annual Meeting on or before November 14, 1997.

  On November 3, 1997, Hilton and HLT filed a complaint in the Nevada Court against the Company, Starwood and individual members of the Board. The complaint alleges that the Company and its directors unlawfully excluded Hilton from the process that led to the Company entering into the Starwood Merger Agreement and that the Company and its directors wrongfully agreed to pay Starwood a grossly excessive "break up" fee of up to $225 million and expense reimbursement in excess of $25 million. The complaint alleges that the "break up" fee and expense reimbursement provisions constitute a gross waste of the Company's corporate assets and unlawfully interfere with the right of the Company's stockholders to vote for the Hilton Nominees. The complaint further alleges that the Company's directors have breached their fiduciary duties to the Company's stockholders by engaging in corporate waste for the primary purpose of entrenching and benefiting themselves and others in their positions at the Company and that they have made materially misleading disclosures with respect to the transaction contemplated by the Starwood Merger Agreement. The complaint seeks, among other things, an order invalidating the Starwood Merger Agreement, particularly the "break up" fee and expense reimbursement provisions thereof, and seeks over $500 million in damages from the individual directors.

ITEM NO. 1 -- ELECTION OF DIRECTORS

  At the Annual Meeting, 11 directors will be elected to the Board. The 11 Hilton Nominees will take prompt action to facilitate completion of the Hilton Offer and the Proposed Hilton Merger (subject to their fiduciary duty to accept any superior offer for the Company that may be made after their election). To date, the incumbent Board has opposed the Hilton Offer and has refused even to meet with Hilton. IN ORDER TO ACCEPT THE HILTON OFFER, HILTON URGES YOU TO VOTE FOR THE HILTON NOMINEES.

  Set forth below is a summary of the principal business affiliations and other information with respect to the 11 Hilton Nominees who will be nominated to replace the incumbent Board. In the event the Company increases the size of the Company's Board of Directors or any of the nominees set forth below is unable to serve, Hilton also intends to nominate one or more of the other individuals listed in the Proxy Statement and First Supplement. For more complete information, please see the Proxy Statement and First Supplement.

NAME, AGE AND BUSINESS (OR         PRINCIPAL OCCUPATION OR EMPLOYMENT
RESIDENCE) ADDRESS                 DURING THE LAST FIVE YEARS; CURRENT DIRECTORSHIPS
--------------------------         -------------------------------------------------
Daniel J. Altobello (56).........  Chairman, ONEX Food Services, Inc. (airline catering),
ONEX Food Services, Inc.           since September 1995. Prior thereto, Chairman, Chief
550 Rock Spring Drive              Executive Officer and President, Caterair International
Bethesda, Maryland 20817           Corporation (airline catering), from before 1992 until
                                   September 1995. Mr. Altobello is also a director of
                                   American Management Systems, Inc. and Blue Cross & Blue
                                   Shield of Maryland, Inc., and a member of the Board of
                                   Advisors to Thayer Capital Partners.
George N. Aronoff (64)...........  Partner, Benesch, Friedlander, Coplan & Aronoff LLP
Benesch, Friedlander, Coplan &     (law firm), since before 1992. Mr. Aronoff is also a
Aronoff LLP                        director of Specialty Chemical Resources, Inc.
2300 BP America Building
200 Public Square
Cleveland, Ohio 44114
Scott H. Bice (54)...............  Dean of the University of Southern California Law
University of Southern California  School, since before 1992. Mr. Bice is also a director
Law School                         of Jenny Craig, Inc.
University Park
Los Angeles, California 90089
Barrie K. Brunet (72)............  Retired since March 1990. Mr. Brunet is also a director
1510 Patrick Avenue                of Reno Air, Inc.
Reno, Nevada 89509
James J. Florio (59).............  Partner, Florio & Perrucci, P.C. (law firm), since
Florio & Perrucci, P.C.            1995. Prior thereto, Partner, Mudge, Rose, Guthrie,
371 Hoes Lane                      Alexander & Ferdon (law firm), from January 1994 until
Piscataway, New Jersey 08854       October 1995; Governor of the State of New Jersey, from
                                   January 1990 until January 1994.
Fred D. Gibson, Jr. (70).........  Chairman of American Pacific Corporation (specialty
American Pacific Corporation       chemicals production), since before 1992. President and
3770 Howard Hughes Parkway         Chief Executive Officer of American Pacific Corporation
Suite 300                          from before 1992. Mr. Gibson is also a director of
Las Vegas, Nevada 89109            American Pacific Corporation
                                   and Nevada Power Company.

Dianne Jett (47).................  Retired since August 1996. Prior thereto, President,
7833 Surfcrest Court               Sprint-Central Telephone Company of Nevada
Las Vegas, Nevada 89128            (telecommunications), from March 1993 until August
                                   1996; and General Regulatory Manager, Central Telephone
                                   Company of Nevada (telecommunications), from before
                                   1992 until March 1993.
Robert S. Kingsley (51)..........  Private Investor. Prior thereto, President and Chief
397 Mine Brook Road                Operating Officer, HFS Gaming Corp. (gaming development
Far Hills, New Jersey 07931        and marketing), from July 1994 until December 1996;
                                   President and Chief Operating Officer, Caesars World
                                   Resorts, Inc. (gaming development), from before 1992
                                   until June 1994.
Aubrey C. Lewis (62).............  On leave from Woolworth Corporation (retail stores),
44 Pleasant Avenue                 where Mr. Lewis was Vice President-Corporate Liaison,
Montclair, New Jersey 07042        from before
                                   1992 until January 1995. Mr. Lewis is a director of
                                   Bally Total Fitness Holding Corporation.
Celeste Pinto McLain (47)........  Attorney, Celeste Pinto McLain, P.C. (law firm), and
Celeste Pinto McLain, P.C.         Arbitrator, American Arbitration Association and IVAMS,
P.O. Box 49835                     since before 1992. Ms. McLain is also a director of the
Los Angeles, California 90049      National Passenger Railroad Corporation (Amtrak).
Gilbert L. Shelton (61)..........  Private Investor since before 1992. Also, Chief
6467 Leeds Manor Road              Executive Officer, Westranch, Inc. (cattle ranching),
Marshall, Virginia 20115           from before 1992 until December 1994.

       HILTON STRONGLY RECOMMENDS THAT YOU VOTE FOR THE HILTON NOMINEES.

ITEM NO. 2 -- THE SALE RESOLUTION

  The Sale Resolution urges the Board to sell the Company to Hilton or any higher bidder. Because Hilton believes its proposal is clearly superior to the Starwood proposal, Hilton believes that a vote in favor of this resolution would have the effect of urging the Board to sell the Company to Hilton and to take all necessary action to permit the Offer and the Proposed Hilton Merger to proceed. Of course, the Hilton Nominees, if elected would be subject to fiduciary duties to accept any offer made after their election that is superior to Hilton's proposal.

       HILTON STRONGLY RECOMMENDS THAT YOU VOTE FOR THE SALE RESOLUTION.

ITEM NO. 3 -- THE BYLAWS RESOLUTION

  The Bylaws Resolution would repeal any Bylaws adopted by the incumbent Board on or after July 23, 1996 and prior to the adoption of the resolution. The Bylaws Resolution is a preventive measure, intended to ensure that any actions voted on by shareholders, including any actions meant to facilitate the acceptance of Hilton's Offer, are not nullified by action of the incumbent Board. While the Company has stated that no Bylaws have been adopted since July 23, 1996, Hilton believes that the actions of the incumbent Board to date in resisting and attempting to defeat the Hilton Offer (which were found by a Nevada Court to have been taken for the primary purpose of entrenchment) make this preventive measure advisable.

      HILTON STRONGLY RECOMMENDS THAT YOU VOTE FOR THE BYLAWS RESOLUTION.

                                      ***

                                   IMPORTANT

  Your vote is important, regardless of how many Shares you own. Please sign and date the accompanying WHITE proxy card and mail it in the enclosed self-addressed envelope (which is postage prepaid for stockholders in the United States, Canada and the United Kingdom) as promptly as possible, whether or not you expect to attend the meeting.

  Whether or not you have previously signed a blue proxy card sent by ITT management, we urge you to show your support for the Offer by signing, dating and promptly mailing the enclosed WHITE proxy card. By signing and dating the WHITE proxy card, you will revoke any earlier dated blue proxy card solicited by ITT management which you may have signed. DO NOT RETURN ANY BLUE PROXY CARD SENT TO YOU BY ITT MANAGEMENT.

  IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO VOTE "FOR" HILTON'S NOMINEES AND "FOR" THE SALE RESOLUTION AND BYLAWS RESOLUTION ON THE WHITE PROXY CARD.

                                          HILTON HOTELS CORPORATION
                                          HLT CORPORATION

November 3, 1997